Exhibit 99.1
MEDCATH CONTACTS:
O. Edwin French, President and Chief Executive Officer
James E. Harris, Chief Financial Officer
704-708-6600 (Office)
CARONDELET HEALTH NETWORK CONTACTS:
Letty Ramirez, Vice President, Marketing and Planning
520-872-7061 (Office)
520-349-1845 (Public Relations Cell)
MEDCATH CORPORATION ENTERS DEFINITIVE AGREEMENT
TO SELL INTEREST IN TUCSON HEART HOSPITAL
TO CARONDELET HEALTH NETWORK
     CHARLOTTE, N.C. and TUCSON, Ariz., August, 15, 2006—MedCath Corporation (NASDAQ: MDTH) and Carondelet Health Network jointly announced today that the two parties have entered into a Definitive Agreement whereby Carondelet will acquire MedCath’s 59 percent interest in Tucson Heart Hospital. MedCath and Carondelet had previously announced the signing of a letter of intent for the transaction on June 20, 2006. Carondelet currently owns 20 percent of Tucson Heart Hospital and physician partners own approximately 21 percent. Upon closing of the transaction, which is anticipated to occur August 31, 2006 (subject to customary closing conditions), Carondelet will own approximately 79 percent of the Tucson Heart Hospital.
     Founded in 1997, Tucson Heart Hospital is a 58-bed hospital providing comprehensive heart care for the Tucson community. Carondelet Health Network is a comprehensive Catholic, nonprofit healthcare system comprised of three acute care hospitals, totaling 733 acute care beds, numerous outpatient facilities, and a sixteen multi-site location primary care Carondelet Medical Group. Carondelet Health Network has 4,000 employees and 1,200 physicians and credentialed professionals.
     Total proceeds to MedCath, including proceeds for purchase of MedCath’s equity interest and proceeds related to the repayment of secured debt owed by Tucson Heart Hospital to MedCath, will total approximately $40.7 million. MedCath anticipates using the proceeds for general corporate purposes, including investment in other hospital projects.

MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on the serving the unique needs of patients suffering from cardiovascular disease. Upon completion of the pending divestiture of its ownership in Tucson Heart Hospital, MedCath will own interests in and operate eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states. www.medcath.com
Carondelet Health Network, located in Tucson, Arizona, is a Catholic, nonprofit healthcare system dedicated to responding to the healthcare needs of Southern Arizonans. Founded by the Sisters of St. Joseph of Carondelet, Carondelet facilities include Carondelet St. Mary’s Hospital and Carondelet St. Joseph’s Hospital (both awarded “100 Top Hospitals”); Carondelet Holy Cross Hospital in Santa Cruz County; numerous outpatient facilities; and 16 multi-site primary care Carondelet Medical Group locations. Carondelet has 4,000 employees and 1,200 physician and credentialed professionals on the medical staff. www.carondelet.org
Carondelet Health Network is a member of Ascension Health, the nation’s largest Catholic and nonprofit health system with more than 105,000 associates serving in 20 states and the District of Columbia. Consistent with its mission to serve all people with special attention to those who are poor and vulnerable, Ascension Health provided more than $670 million in care of persons who are poor and community benefit during the last fiscal year. Ascension Health is an innovative leader in transforming healthcare through patient-centered, holistic care of the highest clinical quality. www.ascensionhealth.org
###